Exhibit 2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 5, 2018, is entered into by and among Digital Entertainment Holdings LLC, a Delaware limited liability company (“Purchaser”), and each of the legal entities set forth on Exhibit A (each, a “Seller” and collectively, the “Sellers”).

RECITALS

WHEREAS, each Seller desires to sell, and Purchaser desires to purchase, the number of (i) shares of common stock, par value $0.001 per share (the “Common Stock”), of RLJ Entertainment, Inc., a Nevada corporation (the “Company”), (ii) shares of Series D-1 preferred stock of the Company, par value $0.001 per share (the “Preferred Stock”), and (iii) warrants to purchase shares of Common Stock of the Company with an adjusted exercise price of $1.50 per share issued by the Company on May 20, 2015 (each, a “Warrant”), each set forth opposite such Seller’s name on Exhibit A (collectively, the “Securities”), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of a Person is any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person, and “Affiliated” shall have a correlative meaning. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Bankruptcy and Equity Limitation” means (i) Laws of general applicability relating to bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting generally the enforcement of creditors’ interests and (ii) the availability of equitable remedies (whether in a Proceeding in equity or at Law).

“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in New York, New York.

“Contract” means any agreement, obligation, contract, license, indenture or other binding arrangement, whether written or oral.

“Encumbrance” means any lien, pledge, charge, security interest, option, mortgage, right of refusal or offer, claim, restriction on transfer (but excluding any transfer restrictions under applicable federal and state securities laws), restriction on voting (including any voting agreement or proxy) or other encumbrance or charge of any kind, whether arising by agreement, operation of Law or otherwise.

“Governmental Entity” means any U.S. or non-U.S. (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal and self-regulatory organizations, or (iv) any national securities exchange or national quotation system.

“Law” means any applicable U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“Order” means any order, judgment, injunction, decree or other legal restraint.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, foundation, unincorporated organization or government or other agency or political subdivision thereof, or any other entity or group comprised of two or more of the foregoing.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing or, to the knowledge of the Person in question, inquiry or investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

Section 1.2 Additional Definitions.

Agreement	Preamble
Chosen Courts	Section 6.3(b)
Closing	Section 2.2
Common Stock	Recitals
Company	Preamble
Preferred Stock	Recitals
Purchase Price	Section 2.1
Purchaser	Preamble
Securities	Recitals
Seller	Preamble
Sellers	Preamble
Transaction	Section 2.1
Warrant	Recitals
Withheld Information	Section 3.1(k)

ARTICLE II

THE TRANSACTION; THE CLOSING

Section 2.1 The Transaction. On the terms and subject to the conditions set forth herein, each Seller agrees to sell and transfer all of the Securities set forth opposite such Seller’s name on Exhibit A, and Purchaser agrees to purchase all such Securities, free and clear of any Encumbrance (collectively, the “Transaction”). The purchase price to be paid by Purchaser is $4.25 per share of Common Stock (or share of Common Stock underlying each share of Preferred Stock) and $2.75 for each share of Common Stock underlying each Warrant, plus accrued and unpaid dividends on the shares of Preferred Stock, for an aggregate purchase price of $17,236,947.75 (the “Purchase Price”).

Section 2.2 The Closing. The closing of Transaction (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, as promptly as practicable after the date hereof.

Section 2.3 Closing Deliveries.

(a) Deliveries by Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to each Seller the aggregate purchase price set forth opposite such Seller’s name on Exhibit A, in immediately available funds by wire transfer to the bank account designated by such Seller on Exhibit B.

(b) Deliveries by each Seller. At or prior to the Closing, each Seller shall deliver, or cause to be delivered, to Purchaser such Seller’s Securities (including a written statement from Computershare Trust Company, N.A., the transfer agent for the Company, confirming that the Securities have been duly registered in the name, and delivered to the account, of Purchaser).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of each Seller. Each Seller, severally and not jointly, represents and warrants to Purchaser as to itself only:

(a) Organization; Good Standing. Each Seller is (i) duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) duly qualified to do business, and is in good standing, under the Laws of each other jurisdiction in which it operates so as to require such qualification, except, in the case of clause (ii), where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to materially delay or prevent the consummation of the Transaction.

(b) Power and Authority. Each Seller has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by each Seller and, once duly and validly executed and delivered by Purchaser, will constitute its valid and binding obligation, enforceable against each Seller in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Limitation.

(d) Ownership of Securities. Exhibit A sets forth opposite each Seller’s name a complete and correct list of the Securities to be sold by each Seller pursuant to this Agreement. Each Seller is the record and beneficial owner of the Securities set forth opposite each Seller’s name in Exhibit A, free and clear of all Encumbrances and each Seller has full power and authority to sell such Securities.

(e) No Conflict. The execution and delivery of this Agreement and the performance by each Seller of its obligations hereunder and compliance by each Seller with all of the provisions hereof and the consummation of the Transaction by each Seller shall not (i) conflict with, or result in any breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material Contract to which such Seller is a party, (ii) result in any violation or breach of any provisions of the organizational documents of such Seller or (iii) conflict with or result in any violation of, or any termination or material impairment of any rights under, any Law, license or authorization of any Governmental Entity having jurisdiction over such Seller or any of such Seller’s properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of each Seller to consummate the Transaction.

(f) Contracts. There is no existing option, warrant, call, right or Contract of any character to which any Seller is a party requiring, and there are no securities outstanding which upon conversion or exchange would require, the sale or transfer of (or the making of an offer to sell or transfer) any Seller’s Securities. No Seller is a party to any Contract with respect to the voting, redemption, sale, transfer or other disposition of such Seller’s Securities.

(g) Consents and Approvals. No consent, approval, Order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over each Seller is required in connection with the execution and delivery by each Seller of this Agreement or the consummation of the Transaction, except where the failure to obtain the foregoing would not reasonably be expected to have a material adverse effect on the ability of each Seller to consummate the Transaction.

(h) Legal Proceedings. As of the date hereof, there are no legal, governmental or regulatory Proceedings pending or, to the knowledge of any Seller, threatened against any of the Sellers relating to the Sellers’ Securities or which, individually or in the aggregate, if determined adversely to such Seller, would materially adversely affect the ability of any Seller to consummate the Transaction.

(i) No Broker’s Fees. No Seller is a party to any Contract or understanding with any Person that would give rise to a valid claim against Purchaser for an investment banking fee, commission, finder’s fee or like payment in connection with the Transaction.

(j) Sophistication of the Seller.

(i) Each Seller has such knowledge, sophistication and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of entering into this Agreement and consummating the Transaction.

(ii) Each Seller has relied solely on its own independent investigation in valuing such Seller’s Securities and determining to proceed with the Transaction. Each Seller has not relied on any assertions made by Purchaser, any of its Affiliates, or any Person representing or acting on behalf of Purchaser regarding the Company, such Seller’s Securities or the valuation thereof.

(iii) Notwithstanding the provisions of Section 3.1(k), each Seller has or has access to all information that it believes to be necessary, sufficient or appropriate in connection with the Transaction. Each Seller has previously undertaken such independent investigation of the Company as in its judgment is appropriate to make an informed decision with respect to the Transaction, and each Seller has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary and without reliance on any express or implied representation or warranty of the Purchaser.

(iv) Each Seller understands and acknowledges that, except as otherwise set forth in Section 3.2, Purchaser makes no representation or warranty to it, express or implied, with respect to the Company, the Securities, the Transaction or the accuracy, completeness or adequacy of any publicly available information regarding the Company or its Affiliates, nor shall Purchaser be liable for any loss or damages of any kind resulting from the use of any information (other than the representations and warranties set forth in Section 3.2) supplied to each Seller.

(v) Each Seller hereby expressly releases Purchaser and its members, directors, officers, employees, agents and Affiliates from any and all liabilities arising from or in connection with the disclosure of any information in connection with the Transaction (including with respect to the accuracy of information or the failure to disclose information), and each Seller hereby agrees to make no claim (and it hereby waives and releases all claims that it may otherwise have) against Purchaser and its members, directors, officers, employees, agents and Affiliates from or in connection with the disclosure of any information in connection with the Transaction (including with respect to the accuracy of information or the failure to disclose information) whether arising before, in connection with or after the date of this Agreement. Each Seller hereby agrees that the release and waiver contained in this paragraph is unconditional and irrevocable.

(k) Disclosure of Information. Each Seller acknowledges and understands that, as of the date hereof, Purchaser may possess material information regarding the Company and its subsidiaries not known to such Seller (“Withheld Information”) that may impact the value of the Securities and that Purchaser is not disclosing such Withheld Information to such Seller. Notwithstanding such non-disclosure, each Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. Each Seller agrees that Purchaser shall not have any liability to such Seller whatsoever due to or in connection with non-disclosure of Withheld Information in connection with the transactions contemplated hereby, and each Seller hereby irrevocably waives any claim that such Seller might have based on the failure of the Purchaser to disclose such Withheld Information to the Seller.

(l) No Other Representations or Warranties. Except for the representations and warranties made by the Sellers in this Section 3.1, neither the Sellers nor any other Person on behalf of the Sellers makes any representation or warranty with respect to the Sellers or any of their respective assets, liabilities, condition (financial or otherwise) or prospects.

(m) Acknowledgement. Each Seller acknowledges that Purchaser is relying on the representations and agreements set forth in this Section 3.1 in engaging in the Transaction, and would not engage in the Transaction in the absence of such representations and agreements. Each Seller acknowledges that (i) neither Purchaser nor any Person on behalf of Purchaser is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Purchaser in Section 3.2 and (ii) such Seller has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Section 3.2.

Section 3.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to the Sellers:

(a) Organization; Good Standing. Purchaser is (i) duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) duly qualified to do business, and is in good standing, under the Laws of each other jurisdiction in which it operates so as to require such qualification, except, in the case of clause (ii), where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to materially delay or prevent the consummation of the Transaction.

(b) Power and Authority. Purchaser has the requisite power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

(c) Execution and Delivery. This Agreement has been duly and validly executed and delivered by Purchaser and, once duly and validly executed and delivered by each Seller, will constitute its valid and binding obligation, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Limitation.

(d) No Conflict. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder and compliance by Purchaser with all of the provisions hereof and the consummation of the Transaction shall not (i) conflict with, or result in any breach or violation of, any of the terms or provisions of, or constitute a default under, or result in the acceleration of, or the creation of any Encumbrance under, or give rise to any termination right under, any material Contract to which Purchaser is a party, (ii) result in any violation or breach of any provisions of the organizational documents of Purchaser, or (iii) conflict with or result in any violation of, or any termination or material impairment of any rights under, any Law, license or authorization of any Governmental Entity having jurisdiction over Purchaser or its properties or assets, except with respect to each of (i), (ii) and (iii), such conflicts, violations or defaults as would not be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the Transaction.

(e) Consents and Approvals. No consent, approval, Order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or the consummation of the Transaction, except where the failure to obtain the foregoing would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Transaction.

(f) Sophistication of Purchaser.

(i) Purchaser has such knowledge, sophistication and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of entering into this Agreement and consummating the Transaction.

(ii) Purchaser has relied solely on its own independent investigation in valuing the Securities and determining to proceed with the Transaction. Purchaser has not relied on any assertions made by any Seller, any of their respective Affiliates, or any Person representing or acting on behalf of any Seller regarding the Company, the Sellers, the Securities or the valuation thereof.

(iii) Purchaser has or has access to all information that it believes to be necessary, sufficient or appropriate in connection with the Transaction. Purchaser has previously undertaken such independent investigation of the Company as in its judgment is appropriate to make an informed decision with respect to the Transaction, and Purchaser has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary and without reliance on any express or implied representation or warranty of any Seller.

(iv) Purchaser understands and acknowledges that, except as otherwise set forth in Section 3.1, the Sellers make no representation or warranty to it, express or implied, with respect to the Company, the Securities, the Transaction or the accuracy, completeness or adequacy of any publicly available information regarding the Company or its Affiliates, nor shall any Seller be liable for any loss or damages of any kind resulting from the use of any information (other than the representations and warranties set forth in Section 3.1) supplied to Purchaser.

(v) Purchaser hereby expressly releases each Seller and its members, directors, partners, officers, employees, agents and Affiliates from any and all liabilities arising from or in connection with the disclosure of any information in connection with the Transaction (including with respect to the accuracy of information or the failure to disclose information), and Purchaser hereby agrees to make no claim (and it hereby waives and releases all claims that it may otherwise have) against each Seller and its members, directors, partners, officers, employees, agents and Affiliates from or in connection with the disclosure of any information in connection with the Transaction (including with respect to the accuracy of information or the failure to disclose information) whether arising before, in connection with or after the date of this Agreement. Purchaser hereby agrees that the release and waiver contained in this paragraph is unconditional and irrevocable.

(g) No Other Representations or Warranties. Except for the representations and warranties made by Purchaser in this Section 3.2, neither Purchaser nor any other Person on behalf of Purchaser makes any representation or warranty with respect to Purchaser or its assets, liabilities, condition (financial or otherwise) or prospects.

(h) Acknowledgement. Purchaser acknowledges that each Seller is relying on the representations and agreements set forth in this Section 3.2 in engaging in the Transaction, and would not engage in the Transaction in the absence of such representations and agreements. Purchaser acknowledges that (i) none of the Sellers nor any Person on behalf of any of the Sellers is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Sellers in Section 3.1 of this Agreement and (ii) Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Section 3.1 of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Further Assurances. The parties agree to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action (including providing instructions to the Company’s transfer agent or other custodians of the Sellers’ Securities) as may be reasonably necessary (or as reasonably requested by another party) to consummate the Transaction.

ARTICLE V

SURVIVAL

Section 5.1 Survival of Seller Representations and Warranties. The representations and warranties of the Sellers contained in or made pursuant to this Agreement shall survive in full force and effect until the first anniversary of the time at which such representations and warranties were made, at which time they shall terminate; provided, however, that the representations and warranties of the Sellers contained in or made pursuant to Section 3.1(a) (Organization; Good Standing), Section 3.1(b) (Power and Authority), Section 3.1(d) (Ownership of Securities), Section 3.1(e) (No Conflict), Section 3.1(j) (Sophistication of the Seller) and Section 3.1(k) (Disclosure of Information) shall survive in full force and effect until the third anniversary of the time at which such representations and warranties were made, at which time they shall terminate.

Section 5.2 Survival of Purchaser Representations and Warranties The representations and warranties of the Purchaser contained in or made pursuant to this Agreement shall survive in full force and effect until the first anniversary of the time at which such representations and warranties were made, at which time they shall terminate; provided, however, that the representations and warranties of the Purchaser contained in or made pursuant to Section 3.1(a) (Organization; Good Standing), Section 3.1(b) (Power and Authority), Section 3.1(e) (No Conflict) and Section 3.1(j) (Sophistication of the Purchaser) shall survive in full force and effect until the third anniversary of the time at which such representations and warranties were made, at which time they shall terminate.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (x) on the date delivered, if personally delivered; (y) upon being sent, if delivered by email; or (z) on the next Business Day after being sent by recognized overnight mail service specifying next business day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)	If to any Seller, to:

c/o JH Evergreen Management, LLC

451 Jackson Street; Floor 3

San Francisco, CA 94111

Attention: Stephen B. Baus

Email: baus@jhpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attn: Jeremy Veit, P.C.

Email: jeremy.veit@kirkland.com

(b)	If to Purchaser to:

Digital Entertainment Holdings LLC

c/o AMC Networks Inc.

11 Pennsylvania Plaza

New York, NY, 10001

Attn: General Counsel

Email: Jamie.Gallagher@amcnetworks.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn: Brian E. Hamilton

Email: hamiltob@sullcrom.com

Section 6.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party hereto without the prior written consent of each other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement, or Purchaser’s rights, interests or obligations hereunder (including the right to receive the Securities pursuant to this Agreement), may be assigned or transferred, in whole or in part, by Purchaser to one or more of its Affiliates; provided that no such assignment shall release Purchaser from its obligations hereunder. This Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in Section 3.1 and Section 3.2.

Section 6.3 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of New York (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 6.1.

Section 6.4 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE

EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.4.

Section 6.5 Interpretation; Headings. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law.

Section 6.6 Construction. Unless the context otherwise requires, as used in this Agreement: (i) “including” and its variants mean “including, without limitation” and its variants; (ii) references herein to a particular Person includes such Person’s permitted successors and assigns; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section or Exhibit of this Agreement; (vii) the terms “Dollars” and “$” mean United States Dollars; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (ix) the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of this Agreement.

Section 6.7 Entire Agreement. This Agreement (including the exhibits hereto and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

Section 6.8 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party (including via email or other electronic transmission), it being understood that each party need not sign the same counterpart.

Section 6.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 6.10 Expenses. Each party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transaction.

Section 6.11 Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at Law or in equity.

Section 6.12 Certain Remedies.

(a) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or of any other agreement between them with respect to the Transaction were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or equity, the parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or of any other agreement between them with respect to the Transaction and to enforce specifically the terms and provisions of this Agreement.

(b) No Consequential Damages. To the fullest extent permitted by applicable Law, the parties shall not assert, and hereby waive, any claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, against any other party and its respective Affiliates, members, members’ Affiliates, officers, directors, partners, trustees, employees, attorneys and agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on Contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement or of any other agreement between them with respect to the Transaction.

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

PURCHASER:

DIGITAL ENTERTAINMENT HOLDINGS LLC

By:	/s/ John Hsu
Name: John Hsu
Title: EVP Corp Dev and Treasurer

[Signature Page to Stock Purchase Agreement]

SELLERS:

By:	/s/ Stephen B. Baus
JH Partners Evergreen Fund, L.P., by JH Evergreen
Management, LLC, its General Partner by:
Name: Stephen B. Baus
Title: CFO

By:	/s/ Stephen B. Baus
Forrestal, LLC, by JH Evergreen Management, LLC, is Manager by:
Name: Stephen B. Baus
Title: CFO

By:	/s/ Stephen B. Baus
JH Investment Partners III, L.P. ., by JH Evergreen
Management, LLC, its General Partner by:
Name: Stephen B. Baus
Title: CFO

By:	/s/ Stephen B. Baus
JH Investment Partners GP Fund III, LLC, by JH Evergreen
Management, LLC, is Manager by:
Name: Stephen B. Baus
Title: CFO

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

SELLERS’ SECURITIES

Seller Name	Common Stock Shares	Series D-1 Preferred Stock Shares	Warrants	Total Purchase Price ($)
JH Partners Evergreen Fund, L.P.	509,367	6,520.915	561,829	$12,947,802.42
Forrestal, LLC	68,189	872.956	75,212	$1,733,323.92
JH Investment Partners III, L.P.	68,889	881.933	75,986	$1,751,144.83
JH Investment Partners GP Fund III, LLC	31,650	405.275	34,918	$804,676.58

Total	678,095	8,681.079	747,945	$17,236,947.75

EXHIBIT B

WIRE INSTRUCTIONS

Seller	Wire Instructions

	JH Partners Evergreen Fund, L.P.
	Name of Bank:	First Republic Bank
JH Partners Evergreen Fund, L.P.	City and State:	San Francisco, CA
	ABA Number:	321081669
	Beneficiary:	JH Partners Evergreen Fund, L.P.
	Account:	80000582156

	Forrestal LLC
	Name of Bank:	First Republic Bank
Forrestal, LLC	City and State:	San Francisco, CA
	ABA Number:	321081669
	Beneficiary:	Forrestal, LLC
	Account:	80001616540

	JH Investment Partners III, L.P.
	Name of Bank:	First Republic Bank
JH Investment Partners III, L.P.	City and State:	San Francisco, CA
	ABA Number:	321081669
	Beneficiary:	JH Investment Partners III, L.P.
	Account:	80000582099

	JH Investment Partners GP Fund III, LLC
	Name of Bank:	First Republic Bank
JH Investment Partners GP Fund III, LLC	City and State:	San Francisco, CA
	ABA Number:	321081669
	Beneficiary:	JH Investment Partners GP Fund III, LLC
	Account:	80000582081